PETROLEUM EXPLORATION LICENCE

NO.297/PAK/2001

BLOCK NO.2768-7 (YASIN)

BETWEEN

THE PRESIDENT OF
THE ISLAMIC REPUBLIC OF PAKISTAN

AND

HYCARBEX INC.

AND

GOVERNMENT HOLDINGS (PRIVATE) LIMITED

PETROLEUM EXPLORATION LICENCE NO.297/PAK/2001
FOR BLOCK NO.2768-7 (YASIN)

The President of the Islamic Republic of Pakistan (hereinafter referred to as "The President" which expression shall include his successors in office and assigns) hereby grants under and in accordance with the provisions of the Regulation of Mines and Oilfields and Mineral Development (Government Control) Act 1948 (XXIV) 1948 and the Rules framed thereunder a Petroleum Exploration Licence (hereinafter referred to as "the Licence") to Hycarbex Inc., a company registered under the laws of Texas, U.S.A. having its office at The American Energy Group Ltd., 9315 FM 1489 P.O. Box 105, Simonton, Texas 77485-0105 USA (hereinafter referred to as "Hycarbex" which term and expression shall include its successors in interest and assigns), and Government Holdings (Private) Limited, a company registered under the laws of Pakistan having its office at Ministry of Petroleum and Natural Resources, 3rd Floor, Block "A", Pak Secretariat, Islamabad, Pakistan (hereinafter referred to as "GHPL" which term and expression shall include its successors in interest and assigns), and Hycarbex and GHPL (hereinafter jointly referred to as "the Licencees") hereby accept the grant on the aforesaid terms and conditions and on further terms and conditions set forth herein as follows:

1) The License is granted to the following parties with working interests as stated hereunder:

Company	Working Interest
Hycarbex Inc.	95%
Government Holdings (Private) Limited	5% (carried)

2) The License gives the Licencee's the exclusive right to perform activities in connection with the exploration for and exploitation of Petroleum in the following Licence Area:

Block No.		Co-ordinates Longitude E	Latitude N	Licence Area (sq. kms)
2768-7				1214.65
	A	28 21 00.00	68 29 00.00	
	B	28 21 00.00	68 40 00.00	
	C	27 50 00.00	68 40 00.00	
	D	27 50 00.00	68 25 00.00	
	E	28 05 00.00	68 25 00.00	
	F	28 05 00.00	68 29 00.00	

3) The Licence is valid for an initial term of 3 years effective _______ 2001 (hereinafter referred to as the "Effective Date"). The Licencees shall be entitled to renewal of the Licence as provided for in Rule 21 and Rule 22 of the Pakistan Petroleum Exploration and Production) Rules, 1986 (hereinafter referred to as the "Rules").

PAKISTAN 50R SPECIAL ADHESIVE

Stamp Affixed
Value Rs. 50/-
Date: 10-8-01
Name ... m/o Petroleum
Accountant
Rawalpindi Treasury

4) The Licencees shall pursuant to Rule 20 of the Rules undertake a work programme, which shall be completed in the manner set out in this paragraph. The contents of work programme and timetable for its completion are as follows:

Contract Year	Minimum Work	Minimum Expenditure (US Dollars)
First Year	Geological and Geophysical Studies.	150,000
Second Year	Seismic 100 km.	650,000
Third Year	Optional well upto 1,700 metres or 100 metres into Sui Main Limestone.	1,600,000

a. The Licencees shall carry out the seismic programme mentioned above by the end of the twenty fourth month from the effective date of this Licence. In areas where structures are expected to continue into neighboring areas the Director General, Petroleum Concessions (hereinafter referred to as "DGPC") may allow the Licencees to continue their seismic programme into such neighbouring areas.

b. The Licencees' have an option to drill an Exploration Well in the third Licence year as per work programme set out above.

c. In the event the Licencees drill an Exploration Well, the Licencees shall undertake such coring and other tests and registrations as the DGPC may regard necessary in order to estimate possible Petroleum finds. Special care shall be given to coring in all prospective intervals. The sampling shall lead to exhaustive analysis and interpretations.

d. If the Licencees fail to complete the firm work programme mentioned above within the time limits specified therein, the Licencees shall pay the minimum Expenditure specified in paragraph 4 above as liquidated damages to Government. This will also apply to renewals under Rule 21 of the Rules.

5. The Licencees shall simultaneously with the grant of the Licence but not later than thirty (30) Days, thereafter enter into a Concession Agreement with the President for the Licence Area strictly in line with Model Concession Agreement. Any subsequent amendment supplement or exception from the Concession Agreement will require Government's prior written approval.

6. (a) Discovery of all minerals necessary for the generation of Nuclear Energy shall be reported to the Pakistan Atomic Energy Commission and DGPC Licencees shall have no right to develop/exploit such minerals without prior approval of the Pakistan Atomic Energy Commission.

(b) The Licencees will allow existing and future licence and lease holders of solid minerals being administered by a Provincial Government access into any land that comprises or adjoins the Licence Area. Exploration work will not be carried out over area already granted under mining leases/prospecting licences for solid minerals except with the prior approval of the Provincial Government and the companies concerned.

(c) The Licencees will without delay report to the Provincial Government the discovery of any mineral ore on, or within any part of the Licence Area that is administered by the Provincial Government. The Licencees shall have no right to exploit these minerals/ores unless the Provincial Government has granted a formal mining concession to the Licencees.

(d) No operations will be carried out within municipal limits. The Licencees will keep DGPC informed of the work programme and the specific purpose of visits of its personnel and others to the License Area from time to time so that necessary security arrangements can be made. Protection of personnel employed must be coordinated with local civil administration prior to the commencement of work. The Licencees will give advance information and details of about the work programme in the Licence Area to the local civil administration in the Licence Area and to DGPC so as to alert the parties concerned to take necessary precautions to interalia safeguard vital installations such as microwave towers, irrigation regulators and other public and private buildings.

(e) Unskilled persons to be engaged as labour should be taken from the inhabitants of the Licence Area particularly where the work is to be carried out with preference to displaced landowners. Rest of the manpower will also be taken from the Licence Area if available. Locals of the area will be considered for grant of sub-contracts provided their terms are competitive.

(f) No employee of the Licencees shall indulge in illegal hunting/trapping of the wild animals. Violation of the rules shall make the NOC of the Provincial Government liable to cancellation in addition to imposition of penalties as provided for under law.

(g) The Licencees shall confine their activities to exploration only and no permanent structure would be constructed on the land without the prior approval of DGPC. The Licencees will also not undertake any agricultural or other related activities nor interfere in the existing grazing or felling rights etc. of the local inhabitants. In case any loss is caused to public or private property, the Licencees will be liable to pay adequate compensation.

(h) The Local Civil Administration in the Licence Area must be informed in case any matter needs to be cleared from the Home Department.

(i) The operation will in no way effect or abridge the rights of owners of private property and necessary procedure according to the relevant law would be imperative.

(j) The Licencees will pay proper compensation to owners of land prior to commencement of exploration.

(k) The Licencees will approach Survey of Pakistan for issuance of maps in accordance with the prescribed procedure. The individuals handling restricted maps will need security clearance.

(l) Flying over the area shall not be allowed without permission of the concerned security agencies.

(m) Visits will by properly conducted and restricted to the Licence Area. Aerial survey/photography in the Licence Area will not be undertaken. In case it is essential, a separate clearance for the same will be obtained through the DGPC from the security agencies. If allowed, aerial survey/photography will invariably be carried out by the Survey of Pakistan. Visits, trespassing or photography (aerial/ground) of sensitive areas, restricted areas, key points and vital installations is prohibited. All movement of personnel and vehicles will be coordinated with concerned Formation Headquarters.

(n) All mapping information including sketches and photography to be prepared by the Licencees concerning the Licence Area shall not be released to anyone except as permissible under the Concession Agreement and the relevant rules.

(o) No roads/tracks will be constructed/developed in the Licence Area without prior clearance of security agencies. The tracks that may be allowed to be developed should preferably be parallel to be border and constructed in consultation with the local Formation Headquarters. All such tracks should be rendered unserviceable by the Licencees when no longer required in consultation with the local Formation Headquarters.

(p) The Licencees will ensure that no border violation takes place.

(q) The Licencees shall ensure that none of its employees, contractors or consultants disclose any information about the terrain in the Licence Area to any individual/agency without clearance from the General Headquarters (M. I. Directorate).

(r) The Licencees will ensure that all the foreigners involved in exploration are security cleared prior to their arrival in Pakistan. Foreigners working in the Licence Area will be cleared by the concerned security agencies and should be registered with FRO concerned under Foreigners Act, if required, and full

particulars including photographs of such persons shall be supplied to the concerned Provincial Government. Instructions issued by the Ministry of Interior form time to time regarding work in the Licence Area, employment and movement of foreign nationals will be followed by the Licencees as specified from time to time.. In addition a liaison officer of the Ministry of Petroleum and Natural Resources will be detailed to look after the project and watch the activities. Foreigners will remain confined to the Licence Area, Operators' office and such other places where the foreigner is required to go for the purposes of carrying out his work

(s) The Licencees may ensure that no activity is carried out within 4000 meters of the International Border (Zero Line).

(t) No Global positioning system shell be used except with the prior permission of the agencies concerned.

(u) Forest property will not be damaged and in case damage occurs during any survey the Licencees shall be responsible for it as per provision of the Forest Act.

(v) The Licencees will not use forest road without permission. However, where the use of these roads is permitted, the Licencees will be responsible for proper maintenance of such roads.

(w) Suitable rent will be paid by Licencees if forest and other Government land is utilized. There will be no prohibition in carrying out forest works in the Licence Area by the concerned department.

(x) The local irrigation authorities will be informed in advance before any particular area is taken for exploration purposes. No irrigation structures including Canals, Head works, Small Dams, Flood Bunds and Tube well etc. will be damaged by the Licencees during operations. Such operations will be undertaken at a reasonable distance from either side of the channels, main canals, from any important structures on canals, and in or around a barrage. It would not in any way interfere with, or cause hindrance to the works of Irrigation & Power Department and to the normal flow of irrigation supplies in the canals. If any operations are necessary at such locations, the same will be undertaken after consultation with and written approval of the Irrigation & Power Department of the Provincial Government. The "No Objection Certificate" of the Irrigation and Power Department would not in any way, be interpreted to mean that canal supplies would be available for the purpose of prospecting activities.

(y) Canal Patrol Bank will not be used for running machinery along the channels. In case it is used when no alternate is available, the cost for its repairs caused by running such machinery will have to be deposited in

advance. Special approval will have to be obtained where heavy machinery has to cross the channels either through existing bridges or across the channels. The limits of loading capacities on the regulators, bridges and the canals shall have to be observed at the time of transportation of any equipment required for exploration and drilling purposes. Repairs and repair costs of the effected sites will have to be deposited in advance by the Licencees.

(z) The data and test results shall not be exported outside Pakistan without prior clearance from DGPC.

(aa) Licencees will deposit advance rent as prescribed in Rule 26 of the Rules in any Government treasury under the head of account No. 1300000 – Miscellaneous Receipts. 1390000 – Others, 1391008 – Other Receipts – Receipts under the mines and Oilfields and Mineral Development (Government Control) Act, 1948. A receipted copy of the treasury challan in respect of advance rent of the Licencees will be sent to DGPC without fail. The Licencees acknowledge that the rate of rentals will be adjusted in future on the basis of official rate of inflation as notified by the State Bank or by reference to an appropriate index as may be decided by the Government so that the rent retains its value in real terms.

(bb) Investment on social welfare schemes and training will be made in accordance with the provision of the Petroleum Policy, 1997 and the guidelines issues by the Government from time to time. The Licencees will provide the manpower requirements (category-wise) during different phases of operations to DGPC for approval.

(cc) Worker's safety, health and welfare laws as contained in Mines Act, 1923 and the rules and regulation made thereunder shall be followed.

(dd) The Licencees will strictly follow the environmental protection and pollution control laws and guidelines as notified by the Government from time to time.

7. The laws of Pakistan including the Rules shall govern all activities pursuant to this Licence.

S. No: 30
Presented in the Office of the Sub-Registrar Jacobabad on 25-10-2001 between the hours of 10-411

Head-Quarter Sub-Registrar
JACOBABAD.

Received Fees as under
Registration fee 300/-
Copying fee 16/-
Endorsement fee 84/-
Comparing fee folios
Filing fee
Total 400/-

Head-Quarter Sub-Registrar
JACOBABAD.

Mr. Chodhary Mazahar Ali, Chodhary Dewan Ali
executing party Muslim - Gujar - Advocate -
age 55 years. R/o House No. 169. Street No. 3 Sector G-8/2
admits execution of this deed Islamabad.
In the capacity as shown in the deed of G.P.A.

...ered at N/ 30 at Page ...to 52 ... No: 5
...of Book No: Add...

Sub-Registrar Jacobabad

Seal of office of the Sub-Registrar Jacobabad
مہر
آفیس سب رجسٹرار
جیکب آباد

I personally know the above executant.

25/10/2001

Head-Quarter Sub-Registrar
JACOBABAD.

IN WITNESS WHEREOF the President has set his hand and seal and the Licencees have caused their signatures to be affixed hereon this 11th day August 2001.

Signed for and on behalf of
The President of the Islamic
Republic of Pakistan

By____________________

Witness:

1.____________________

2.____________________

Signed for and on behalf of
Government Holdings (Private) Ltd.

By____________________

Witness:

1.____________________

2.____________________

Signed for and on behalf of
Hycarbex Inc.

By____________________

Witness:

1.____________________

2.____________________

PETROLEUM CONCESSION AGREEMENT

BLOCK NO.2768-7 (YASIN)

BETWEEN

THE PRESIDENT OF
THE ISLAMIC REPUBLIC OF PAKISTAN

AND

GOVERNMENT HOLDINGS (PRIVATE) LIMITED

AND

HYCARBEX INC.

TABLE OF CONTENTS

ANNEXES

PETROLEUM CONCESSION AGREEMENT
BLOCK NO.2768-7 (YASIN)

THIS AGREEMENT made and entered into between THE PRESIDENT OF THE ISLAMIC REPUBLIC OF PAKISTAN (which term shall include his successors and assigns) of the first part, hereinafter, referred to as "THE PRESIDENT" and GOVERNMENT HOLDINGS (PRIVATE) LIMITED a company existing under Companies Ordinance 1984 having its office at Ministry of Petroleum and Natural Resources, 3rd Floor, Block "A", Pak Secretariat, Islamabad, Pakistan (hereinafter referred to as "GHPL", which term shall include its successors and assigns) of the second part and HYCARBEX INC., a company registered under the laws of Texas, U.S.A. having its principal office at The American Energy Group Ltd., 9315 FM 1489 P.O. Box 105, Simonton, Texas 77485-0105 USA (hereinafter referred to as "HYCARBEX", which term shall include its successors and assigns) of the third part.

WITNESSETH

WHEREAS, THE PRESIDENT is desirous that exploration be undertaken for the discovery and production of Petroleum in Pakistan; and

WHEREAS, HYCARBEX is financially sound and has the technical expertise and experience in exploring for, developing and producing Petroleum and recognizes the importance to Pakistan of the development of its Petroleum resources; and

WHEREAS, HYCARBEX is desirous of undertaking Petroleum exploration, development and production operations, in Pakistan in conjunction with GHPL; and

WHEREAS, GHPL is desirous of joining with HYCARBEX in a Concession Agreement and the Joint Operating Agreement attached hereto and marked as Annex II; and

WHEREAS, THE PRESIDENT is willing in the lawful exercise of the authority vested in him and in particular by virtue of his powers under the Regulation of Mines and Oilfield and Mineral Development (Government Control) Act, 1948 (XXIV of 1948) as amended and the rules (as hereinafter defined), to grant to HYCARBEX and GHPL the concessions and rights hereinafter more particularly set forth;

NOW THEREFORE, THE PRESIDENT, HYCARBEX and GHPL agree as follows:


PAKISTAN
10 Rs
SPECIAL
ADHESIVE

2591 / 19810

ARTICLE-I
DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings set forth below:

1.1 "Affiliate" means a company or other entity directly or indirectly effectively controlling, or effectively controlled by, or under direct or indirect effective common control with, a specified entity. For the purposes of this definition, "control", when used with respect to any specified entity, means the power to direct, administer and dictate policies of such entity (it being understood and agreed that it is not necessary to own directly or indirectly fifty percent (50%) or more of such entity's voting securities to have effective control over such entity, but ownership, direct or indirect, of fifty percent (50%) or more of such entity's voting securities shall automatically indicate effective control), and the terms "controlling" and "controlled" have meanings corresponding to the foregoing.

1.2 "Area" means the entirety of the area or areas outlined (in Pink) and more particularly described in Annex-I, less any portion thereof which may be relinquished or surrendered under the terms of this Agreement.

1.3 "Associated Gas" means Natural Gas associated with Crude Oil in a Liquid Reservoir and produced by separation at the surface.

1.4 "Barrel" means a quantity equivalent in volume to forty-two (42) United States Gallons adjusted to sixty degrees Fahrenheit (60°F) after correction for basic sediments and water (BS&W).

1.5 "Calendar Year" means the period from January 1 to December 31, both inclusive, according to the Gregorian Calendar.

1.6 "Commercial Discovery" means a Discovery of Petroleum duly evaluated by appraisal well(s), which Discovery, in the opinion of the Operating Committee, with the concurrence of the Government, would justify, particularly by its quality, quantity, gravity, place and depth where found, its economic development, and assures a continuous Commercial Production for a reasonable period. In the event that the Discovery so made does not justify the drilling of an appraisal well, then the Working Interest Owners will upon submitting detailed technical and/or economic justification seek the approval of the Government for declaration of a Commercial Discovery on a one well basis.

1.7 "Commercial Production" means production of Petroleum out of a Commercial Discovery, which production ensures at least the recovery of all Expenditure directly attributable to such discovery within a reasonable time and the earning of a reasonable profit.

1.8 "Condensate" means the liquid Petroleum excluding Crude Oil and LPG produced, at surface by processing or separation of Natural Gas from a Gaseous/Gas Condensate Reservoir.

1.9 "Crude Oil" means the liquid Petroleum, other than Condensate and LPG produced by separation at the surface from a Liquid Reservoir in its natural state before the same has been refined but after extraction of water and foreign substances.

1.10 "Date of Commercial Discovery" means, subject to Article 1.6, the date when the Operator formally notifies the Director General, Petroleum Concessions that a Commercial Discovery has been made.

1.11 "Development Area" means a part of the Discovery Area, sufficient in size to develop and produce Petroleum.

1.12 "Development Plan" means the plan submitted to THE PRESIDENT for approval pursuant to Article-VI in accordance with Rule 33 of the Rules.

1.13 "Director General, Petroleum Concessions" or "DGPC" means any officer or authority appointed by the Government to exercise the powers and perform the functions of the Director General, Petroleum Concessions, under the Rules.

1.14 "Discovery" means the finding of a deposit of Petroleum from an Exploration Well not previously known to have existed which produces a flow at the surface which is measurable by conventional Petroleum industry testing methods.

1.15 "Discovery Area" means the area, as defined in the Rules.

1.16 "Effective Date" means the date on which the Licence has been granted and this Agreement has been executed.

1.17 "Expenditure" for purposes other than assessment of income tax, means expenditure incurred in connection with or incidental to the conduct of Joint Operations whether chargeable to the capital or the revenue account, including operating costs, whether or not with respect to producing wells. Such expenditures are more particularly classified and identified and set forth in the Accounting Procedure attached hereto as Appendix-A to Annex-II.

1.18 "Exploration Well" means a "Wildcat Well" as defined in the Licence.

1.19 "Gaseous/Gas Condensate Reservoir" means a Petroleum reservoir which under reservoir conditions of original temperature and pressure is predominantly in the gaseous phase.

1.20 "Government" means the Federal Government of the Islamic Republic of Pakistan.

1.21 "Joint Account" means the set of accounts maintained by the Operator in accordance with the Accounting Procedure (Annex-II Appendix-A) and normal accounting practices, in which the Operator shall record all charges, Expenditures and credits made by it in carrying out Joint Operations hereunder which are chargeable or creditable to the Working Interest Owners as provided herein.

1.22 "Joint Operations" means all marine and land activities, including but not limited to Petroleum exploration, prospecting, development and production activities conducted by Working Interest Owners under and pursuant to the terms and provisions of this Agreement and the Joint Operating Agreement. It includes any platform, subsea facilities, gas-oil separation, pressure maintenance, pipeline and other transportation, storage or other ancillary activities necessary to facilitate the production, processing, storage, transportation and disposal of Petroleum.

1.23 "Lease" means any and all Petroleum Development and Production Leases which may be granted by the Government in accordance with the Rules.

1.24 "Licence" means a licence for Petroleum exploration granted in accordance with the Rules.

1.25 "Liquid Reservoir" means a Petroleum reservoir which under reservoir conditions of original temperature and pressure is predominantly in the liquid phase.

1.26 "Liquefied Petroleum Gas" or "LPG" means a mixture of Propane and Butane separated from Natural Gas by compression, extraction or other processes and marketed in conformity with the quality and specifications established by Pakistan Standard Specification No. 1705-1976 for Commercial Butane - Propane Mixture as amended from time to time.

1.27 "Minimum Expenditure" means the minimum expenditure referred to in Article III in respect of the initial term of the Licence or any renewal thereof.

1.28 "Minimum Work" means the minimum work programme referred to in Article III in respect of the initial term of the Licence or any renewal thereof.

1.29 "Ministry" means the Ministry for the time being in charge of Petroleum affairs.

1.30 "Natural Gas" means all hydrocarbons which at standard atmospheric conditions of pressure and temperature are in a gaseous phase and includes non-hydrocarbon gas which is in association with and produced together with such gaseous hydrocarbons.

1.31 "Non Associated Gas" means Natural Gas produced by separation or otherwise at the surface from a Gaseous/Gas-Condensate Reservoir.

1.32 "Joint Operating Agreement" means the Joint Operating Agreement attached hereto as Annex-II.

1.33 "Operating Committee" means the Committee constituted pursuant to this Agreement and the Joint Operating Agreement.

1.34 "Operator" means the entity designated to carry out the Joint Operations pursuant to this Agreement and the Joint Operating Agreement.

1.35 "Petroleum" means all liquid and gaseous hydrocarbons existing in their natural condition in the strata, as well as all substances, including sulphur, produced in association with such hydrocarbons, but does not include basic sediments and water (B.S & W).

1.36 "Rules" means the Pakistan Petroleum (Exploration and Production) Rules, 1986, including all Schedules, in effect on the Effective Date.

1.37 "Surrender" means the termination of rights with respect to the whole or any part of the Area including the expiration of rights according to the terms of the Licence, the Lease(s), this Agreement and the Rules.

1.38 "Surrendered Area" means whole or part of the Area with respect to which the rights of a party have terminated by Surrender or by assignment or by termination of the business pursuant to this Agreement.

1.39 "Wellhead Value" means the value of the Petroleum as defined in the Rules and determined as per Article VIII hereof.

1.40 "Working Interest" means all or any undivided interest in the entirety of the Petroleum concessions, rights and obligations and liabilities imposed by this Agreement, the Licence and any Lease(s) granted pursuant to the Rules and this Agreement, including the enjoyment of the exclusive right to explore and prospect for, develop, produce, sell and otherwise dispose of Petroleum from the Area which interest is chargeable with and currently obligated to bear and pay its proportionate share of all costs and Expenditures (including royalties on production and rentals) incurred by Working Interest Owners, in exploring and prospecting for, drilling, developing, producing, selling and otherwise disposing of Petroleum from the Area.

1.41 "Working Interest Owner" means an owner of a Working Interest.

ARTICLE-II
RIGHTS AND LIABILITIES

2.1 THE PRESIDENT hereby grants to HYCARBEX and GHPL the Petroleum concessions and other rights more particularly described in this Agreement, including but not limited to conducting or causing to be conducted Petroleum exploration, prospecting, development and production operations hereunder including the transportation (whether by pipeline or otherwise), storage, terminalling, export and sale of Petroleum, subject to the provisions of this Agreement.

2.2 In respect of Joint Operations conducted under the authority of this Agreement, the Licence or any Lease(s) granted over any part of the Area:

a) HYCARBEX shall be the Operator, subject to the provisions of the Joint Operating Agreement and no change in Operatorship will take place without the consent of the Government.

b) The Joint Operations shall be conducted diligently, with due regard "to good oilfield practices" and in conformity with the requirements of the Rules and all applicable laws and regulations.

c) Every important agreement and contract relating to Joint Operations shall be consistent with the provisions of this Agreement and the Rules.

2.3 This Agreement contemplates Joint Operations which may require the construction and operation of temporary or permanent exploration and production facilities (including pipelines) both within and outside the Area whether on-shore or off-shore. THE PRESIDENT, subject to relevant rules, laws and policies, agrees to assist the Working Interest Owners in the carrying out of all Joint Operations contemplated hereunder including the construction and operation of such facilities and in obtaining for the Operator and its contractors and subcontractors such communication permits (radio, telex, telefax, telephone, PABX, etc.) or other clearances, permits and authorizations as shall be necessary or convenient in this regard including the approval required for opening a branch office in Pakistan.

2.4 THE PRESIDENT shall, upon request, use his good offices and assist in acquiring for the sole account of Working Interest Owners any surface or marine rights required by them in carrying out any Joint Operations contemplated hereunder including but not limited to acquisition of land, marine and subsea spaces required for the construction and operation of production facilities, transportation and processing facilities and harbor and terminal facilities together with the necessary means of communication and transportation between such facilities and the Area.

2.5 This Agreement does not create a partnership or any taxable entity but is solely a joint operating arrangement among the Working Interest Owners.

ARTICLE-III
EXPLORATION WORK PROGRAMME

3.1 THE PRESIDENT has simultaneously herewith granted to HYCARBEX and GHPL a Licence in accordance with the Rules.

3.2 a) The License shall be for an initial term of three (3) years and subject to Working Interest Owners meeting the requirements relating to renewal set forth in Rule 21(2) and (3) of the Rules, may be renewed for three (3) further renewal periods not exceeding one year each, if the Working Interest Owners request for such an extension in writing to THE PRESIDENT, at least 90 days prior to expiry of the initial exploration term or any renewal period. Subject to the Working Interest Owners meeting the requirement of the Rules 22 and 23 of the Rules, the Licence may be renewed for the purpose of appraisal and evaluation of a Discovery and may be extended for technical reasons as for drilling an Exploration Well in progress and until a decision is made on a pending application for the grant of a Lease in accordance with the Rules.

b) The Operator shall commence Joint Operations within ninety (90) days after the Effective Date.

3.3 Subject to the provision of this Article III, the Minimum Work and Minimum Expenditure to discharge the obligations, during the initial term provided for in Rule 20(2) shall be as follows:

Contract Year	Minimum Work	Minimum Expenditure (US Dollars)
First Year	Geological and Geophysical Studies.	150,000
Second Year	Seismic 100 kms.	650,000
Third Year	Optional well upto 1,700 metres or 100 metres into Sui Main Limestone.	1,600,000

3.4 The Working Interest Owners shall keep the DGPC informed of the progress of each well and shall:

a) as soon as possible make known to the DGPC their proposals for testing;

b) test potentially productive horizons indicated by wireline recording and as agreed between the Government and the Licensees;

c) promptly undertake the technical evaluation of the test results and of all other relevant subsurface data and submit the same to the DGPC as soon as possible.

3.5 The Minimum Expenditure obligations will be deemed to have been satisfied in the event the Working Interest Owners are able to complete the Minimum Work programme at an Expenditure which is less than the Minimum Expenditure; provided that the Working Interest Owners shall not be liable to meet any Minimum Work programme or Minimum Expenditure obligation which is contingent. Subject to Article 3.7 below, nothing in this Article shall be construed as extinguishing, postponing or modifying the Minimum Work programme.

3.6 Where the Expenditure incurred by the Working Interest Owners during any period exceeds the Minimum Expenditure obligation for that period, the amount of such excess may be carried forward and credited against the Minimum Expenditure obligation of the next succeeding period; provided, however, that nothing in this Article shall be construed as extinguishing, postponing or modifying the Minimum Work obligations (seismic surveys or drilling of Exploration Wells etc.) pursuant to Article 3.3 which is a firm obligation. Minimum Work shall in all circumstances be accomplished irrespective of the Minimum Expenditure as an obligation of each Licence Year.

3.7 Neither appraisal wells nor seismic surveys carried out as part of an appraisal programme drawn up pursuant to Article-VI nor the Expenditure incurred by the Working Interest Owners in carrying out such an appraisal programme shall discharge the Minimum Work or the Minimum Expenditure set out in Article 3.3.

3.8 a) On the Effective Date, and where the Licence has been renewed pursuant to Article 3.2(a), on the first day of each such renewal period, HYCARBEX shall provide, substantially in the form specified in Annex-X/XI, attached hereto, a bank guarantee or a parent company guarantee as required and notified by the Government.

b) The amount of bank guarantee submitted pursuant to Article 3.8(a) shall be reduced annually, subject to other provisions of the Agreement, by an amount equal to the Expenditure incurred by HYCARBEX during the year in discharge of its Minimum Work under Article 3.3 on pro-rata basis.

3.9 a) All Exploration Wells drilled by the Working Interest Owners pursuant to Article 3.3, shall be treated as fulfillment of the Minimum Work obligation of the Working Interest Owners, if drilled to the objective depth or formation as provided herein.

b) An Exploration Well, other than that specified in Article 3.3 or committed as a firm Minimum Work obligation for a renewal period under Article 3.2, shall be drilled to the objective depth, as determined by the Operating Committee and approved by Director General, Petroleum Concessions, necessary to test a clearly separate geological formation.

c) If the Operating Committee, is of the opinion that it is impossible to satisfactorily complete an Exploration Well to the objective depth or formation, the Working

Interest Owners shall drill a substitute well within 6 months after the abandonment of the Exploration Well in order to discharge the Minimum Work obligation. The initial term or the renewal period as the case may be, shall be extended in accordance with the Rules for a period of time equal in length to the time needed for drilling and testing the substitute well. In the case of failure to drill the substitute well, the obligation to drill a particular well, shall be deemed to have been satisfied provided the Working Interest Owners Surrender the area covering such geological structure and pay THE PRESIDENT the amount by which the budgeted cost of the exploration well exceeds the amount spent on the drilling of the said well.

3.10 For the purpose of establishment of a Discovery Area the Operator or any Working Interest Owner or Chairman of the Operating Committee may convene a meeting of Operating Committee to define the boundaries of the Discovery Area. If the Operating Committee is unable to reach a decision by unanimous vote within thirty (30) days after the date on which the meeting was convened, the boundaries of such Discovery Area shall be determined by a recognized Petroleum consultant to be appointed by THE PRESIDENT for that purpose in consultation with the Working Interest Owners within twenty (20) days of the expiry of the aforesaid period. The said consultant's opinion will be binding on the parties. The cost of such consultant will be charged to the Joint Account.

ARTICLE-IV
RELINQUISHMENT

4.1 On or before the end of the initial term of the Licence the Working Interest Owners shall relinquish not less than 20% of the Area.

4.2 The Working Interest Owners shall relinquish an additional area equal to 30% of the Area, on or before the end of the second renewal period.

4.3 Except as otherwise provided herein or in the Rules, the Working Interest Owners shall relinquish the remainder of the original Area, at the expiration of the Licence, or final renewal thereof.

4.4 The shape of the Area to be relinquished shall be determined by the Working Interest Owners, provided, however, that (a) the Working Interest Owners shall inform the Government at least ninety (90) days in advance of the date of relinquishment, of the description and the portion or portions of the Area to be relinquished, (b) the Working Interest Owners shall consult with the Director General, Petroleum Concessions, regarding the shape and size of each individual portion of the Area being relinquished and (c) the area being relinquished shall be of sufficient size and convenient shape (conforming to the grid system in force) to enable Petroleum operations to be conducted thereon.

4.5 The Working Interest Owners shall not be obligated to relinquish, pursuant to Articles 4.1, 4.2 and 4.3, any part of the Area which has been made subject to a Lease and for which an application for grant of a Lease has been submitted except in accordance with the Rules.

4.6 Upon at least ninety (90) days written notice to the Government, the Working Interest Owners shall have the right to relinquish any portion of the Area, subject to Article 4.4 and Article VII and such portion can be credited against the mandatory relinquishments pursuant to Articles 4.1 and 4.2.

4.7 No relinquishment made in accordance with this Article IV shall relieve the Working Interest Owners of (a) the obligations to make payments due prior to such relinquishment; and/or (b) the Minimum Work and Minimum Expenditure obligations set out in Article 3.3.

ARTICLE-V
GHPL'S RIGHTS

5.1 As of the Effective Date, the Working Interests throughout the Area will be as under:

GHPL	5%
HYCARBEX	95%

provided, however, that during the exploration phase and upto each Date of Commercial Discovery in the Area, HYCARBEX shall carry the 5% Working Interest of the GHPL subject to the provisions of Article of 5.2 hereof. This will also apply to Petroleum exploration operations within a Lease area.

5.2 a) As of the Date of Commercial Discovery, GHPL shall have a right to increase its Working Interest up to a maximum of 25% in any Discovery Area and GHPL will reimburse the Expenditure corresponding to 5% carried Working Interest related to such Discovery Area up to the Date of Commercial Discovery out of Commercial Production, in five annual installments in accordance with the provisions of the Petroleum Policy. GHPL shall exercise such right by a notice to the Operator within thirty (30) days of the date of approval of the Development Plan by THE PRESIDENT. The increased Working Interest of GHPL shall be effective from the Date of Commercial Discovery. HYCARBEX shall promptly assign to GHPL the additional Working Interest elected as aforesaid and GHPL liability for Expenditures for each such Commercial Discovery shall be increased accordingly; and

b) GHPL shall promptly reimburse HYCARBEX (in cash or kind at its option) without interest, subject to subsequent adjustment based on audit, for GHPL's additional Working Interest share of Expenditure made with respect to the Discovery Area from the Date of Commercial Discovery to the date of exercise of the option; provided, however, that GHPL shall have no obligation to reimburse HYCARBEX for Expenditure incurred in the Discovery Area prior to the Date of Commercial Discovery except as provided in Article 5.2(a) above. All Expenditure subsequently applicable to the Discovery Area shall be for the Joint Account of the Working Interest Owners in accordance with their respective Working Interest from the Date of Commercial Discovery. The aforesaid reimbursement of Expenditure whether in cash or kind shall not be computed as taxable income either for income tax or for capital gains purposes, provided HYCARBEX reduces its claim of actual total Expenditure for income tax purposes by the amount of such reimbursement. Neither shall such reimbursement be subject to any sales, transfer, registration or similar levy.

5.3 The GHPL shall have voting rights with respect to all decisions taken equal to its then current Working Interest.

5.4 Notwithstanding anything contained herein the GHPL may elect to contribute its share of Expenditure out of funds allocated to it from IBRD Loan, or any other loan, in which event the Operator shall be required to adopt the procedures for procurement of goods and services of such loan funds in accordance with the procurement procedures/guidelines laid down by loan giving agency provided such terms and conditions are in accordance with the prudent oil industry practices and do not hinder or delay operations hereunder.

5.5 If the Working Interest Owners produce any Petroleum from the Area as test production as may be permitted by the Government pursuant to Rule 20 of the Rules, prior to the grant of a Lease, GHPL shall have the right to take up to a maximum of 25% of such Petroleum produced subject to Article 5.2 and shall pay an equivalent percentage share of the costs of such test production limited to the acquisition and installation of surface facilities which shall include operating costs of such facilities.

ARTICLE-VI
DISCOVERY AND DEVELOPMENT

6.1 In the event of a Discovery of Petroleum in the Area, the Operator shall promptly inform the Director General, Petroleum Concessions, in accordance with Rule 52(a) and (b) of the Rules and, shall by a further notice in writing within thirty (30) days from the date on which evaluated test results were submitted to the Director General, Petroleum Concessions pursuant to Rule 52(b) of the Rules, inform the Director General, Petroleum Concessions, whether or not the Discovery, in the opinion of the Working Interest Owners, merits appraisal.

6.2 If the Operator, with the approval of the Operating Committee, notifies the Director General Petroleum Concessions that the Discovery does not merit appraisal, the Director General, Petroleum Concessions shall have the option by ninety (90) days notice in writing to ask the Working Interest Owners to relinquish the Discovery Area; provided, however, that the Working Interest Owners shall not be required to relinquish, pursuant to this provision, any portion of the Area if on that portion the Working Interest Owners have identified another potential Petroleum-bearing structure.

6.3 If the Operator notifies the Director General, Petroleum Concessions, that the Discovery merits appraisal, the Working Interest Owners shall submit to the Director General, Petroleum Concessions, an appraisal programme and budget which provides for the expeditious appraisal of the Discovery. The first appraisal well if included in the approved appraisal programme shall be spud within six (6) months after completion of the Discovery or during such period as may be approved by the Government. The Working Interest Owners shall, in accordance with the appraisal programme, continue diligently to appraise the Discovery without undue interruption.

6.4 Not later than three (3) months from the date on which the appraisal programme has been completed, or within such further period as the Director General, Petroleum Concessions, may allow, the Operator shall by notice in writing inform the Director General, Petroleum Concessions, whether or not, in the opinion of the Working Interest Owners, the Discovery is a Commercial Discovery.

6.5 Where pursuant to Article 6.4, the Operator has informed the Director General, Petroleum Concessions, with the approval of the Operating Committee that the Discovery is not a Commercial Discovery, the Director General, Petroleum Concessions, may by notice in writing ask the Working Interest Owners to relinquish the area covering the Discovery.

6.6 Where pursuant to Article 6.4, the Operator has by notice in writing informed the Director General, Petroleum Concessions, that the Discovery is a Commercial Discovery, the Working Interest Owners shall, no later than six (6) months from the date of such notice apply for grant of a Lease pursuant to Rules 24 and 33 of the Rules.

6.7 An application for grant of a Lease made pursuant to Article 6.6 shall be accompanied by:

a) a report on the Commercial Discovery;

b) a Development Plan, for approval of the Government.

6.8 The report on the Commercial Discovery referred to in Article 6.7 (a) shall include particulars of but not be limited to:

a) the chemical composition, physical properties and quality of Petroleum discovered;

b) the thickness and extent of the production strata;

c) petrophysical properties of the reservoirs;

d) the productivity indices for wells tested at various rates of flow;

e) permeability and porosity of the reservoirs;

f) the estimated production capacity of the reservoirs;

g) economic feasibility studies carried out by or for the Operator in respect of the Commercial Discovery including an analysis of prospective cash flows from the Petroleum operations which the Operator proposes to undertake.

6.9 The Development Plan referred to in Article 6.7 (b) shall include particulars of but not be limited to:

a) proposals .for the development and production of the Commercial Discovery including possible alternatives, and proposals relating to the disposition of Associated Gas;

b) proposals relating to the spacing, drilling and completion of wells, the production and storage installations and transport and delivery facilities required for the production, storage and transport of Petroleum. Such proposals will cover:

i) the estimated number, size and production capacity of production facilities/platforms, if any;

ii) estimated number of production wells;

iii) particulars of production equipment and storage facilities;

iv) particulars of feasible alternatives for the transportation of Petroleum including pipelines;

v) particulars of equipment required for the operations;

c) 'the production profiles for Crude Oil, Condensate and Natural Gas and other products;

d) cost estimates of capital and recurring Expenditures;

e) profitability estimates;

f) proposals (if any) related to the establishment of processing facilities and processing of Petroleum in Pakistan;

g) safety measures to be adopted in the course of development and production operations including measures to deal with emergencies and environmental measures;

h) a description of the organization in Pakistan, pursuant to Rule 35 of the Rules;

i) an estimate of the time required to complete each phase of the proposed development.

j) a description of the measures to be taken to ensure compliance with Rule 61 regarding the employment and training of Pakistani personnel.

k) A description of the abandonment plan to be implemented on termination of Petroleum rights in terms of Rule 69 of the Rules.

6.10 When the Government has approved the Development Plan, pursuant to Rule 33 of the Rules, it shall grant to the Working Interest Owners a Lease covering the Discovery Area as soon as possible thereafter in accordance with the Rules. Subject to Rule 29 of the Rules, the said Lease shall, on the basis of the available seismic and well data, comprise, the Discovery Area to enable the Commercial Discovery to be developed and produced efficiently. The duration of the Lease shall not exceed the time limits as indicated in the Rules.

6.11 If following the Discovery of Petroleum, a Working Interest Owner considers the Discovery to be a Commercial Discovery, it may give notice in writing to the other Working Interest Owners, stating in the said notice all the reasons for the evidence supporting its opinion and inviting the other Working Interest Owners to participate in the preparation of a Development Plan. If within ninety (90) days of receipt of the notice, other Working Interest Owners inform the Operator, that they agree to participate in the development of the Commercial Discovery, the Operating Committee shall define the Discovery Area and

instruct the Operator to proceed with the preparation of the Development Plan. If any Working Interest Owner elects not to join in the development of the Commercial Discovery, it shall assign its Working Interest in the Commercial Discovery on a pro rata basis to the remaining Working Interest Owners or as may be mutually agreed. The remaining Working Interest Owners have the right to define the Discovery Area and develop the Commercial Discovery at their own cost and THE PRESIDENT shall in accordance with the Rules grant a Lease to the remaining Working Interest Owners. If a Working Interest Owner proceeds to develop the Commercial Discovery at its own cost, it shall own all of the production from such discovery and shall bear all the cost of developing and operating such Commercial Discovery and the other Working Interest Owners shall assign to it all their rights, title, and interest in and to the Petroleum in the Discovery Area in accordance with the Rules, provided always that such assignment shall be and remain contingent upon the Working Interest Owners carrying out such development expeditiously.

6.12 Not less than 90 days prior to the beginning of each Calendar Year following the commencement of regular shipments of Crude Oil, Condensate or Natural Gas, the Operator shall prepare and furnish to the Government for approval a forecast statement and the basis thereof setting forth by quarters the total quantity of Crude Oil, Condensate and Natural Gas (by quality, grade and gravity) that the Operator estimates can be produced at Maximum Efficient Rate (MER), saved and transported hereunder during such Calendar Year in accordance with "good oilfield practices". The Operator shall endeavour to produce in each Calendar Year the forecast quantity. The Crude Oil and Condensate shall be run to storage tanks, constructed, maintained and operated by the Operator in accordance with the relevant regulations. All Petroleum shall be metered or otherwise measured in accordance with the applicable rules.

ARTICLE-VII

ASSIGNMENT, SURRENDER OF AREAS AND TERMINATION OF AGREEMENT

7.1 In accordance with Rule 8 of the Rules, neither HYCARBEX nor GHPL (or their respective assignees) shall sell, assign, transfer, convey or otherwise dispose of all or any part of its rights or Working Interest under the Agreement, the Licence and any Lease without the previous consent in writing of the Government.

7.2 a) In the event GHPL or HYCARBEX wishes to sell, transfer, convey or otherwise dispose of, or assign all or any part of its rights or Working Interest to a third party or an Affiliate, the request for such assignment shall be processed in accordance with Rule 9 of the Rules. The terms and conditions of any assignment shall be subject to the approval of the Government.

b) The rights and privileges granted to and obligations assumed by the assignor under and pursuant to this Agreement, the Licence and any Lease, to the extent of such assignment, shall inure to the benefit of and be binding upon the assignee.

c) As a condition to any assignment, the assigning Working Interest Owners shall provide to THE PRESIDENT an unconditional undertaking by the assignee to assume all obligations of this Agreement, the Licence and any Lease. In the case of a partial assignment, notwithstanding such undertaking, the assigning Working Interest Owner remains jointly and severally liable with the assignee for performance of its obligations.

d) Any assignment covering less than a five percent (5%) Working Interest shall not be entitled to increase the number of representatives on the Operating Committee and assignor and assignee shall agree upon a single representative to represent their combined Working Interest.

7.3 If any Working Interest Owner deems it advisable to Surrender his rights in any Licence or Lease, such Working Interest Owner shall notify THE PRESIDENT and other Working Interest Owners in writing of the proposed Surrender provided that such Surrender shall not take place during the initial three years term of the Licence before due fulfillment of Minimum Work and other obligations. If, within thirty (30) days thereafter, the other Working Interest Owners, notify such surrendering Working Interest Owner in writing that they wish to retain their Working Interest with respect to such Licence or Lease, any such Working Interest Owner shall, to the extent that it legally may, assign all its rights and obligations therein to the other Working Interest Owners pro-rata to their respective Working Interests or as they may agree otherwise.

7.4 If no Commercial Discovery is made within a period of three (3) years from the Effective Date, THE PRESIDENT shall have the right to terminate this Agreement provided Working Interest Owners have not applied for extension or renewal of the Licence pursuant to the Rules.

7.5 If a Working Interest Owner Surrenders its interest in the Agreement, the Licence and any Lease, the search for another Working Interest Owner shall not excuse the remaining Working Interest Owners from carrying out the Minimum Work or the work programme outlined in any Development Plan and Minimum Expenditure obligations contained in Article-III hereof.

7.6 If all Joint Operations are terminated, a Working Interest Owner shall, subject to the Rules, be entitled to its share of any unobligated and unexpended funds and other assets of the Joint Account.

7.7 THE PRESIDENT shall have the right in accordance with Rule 43 read with Rule 68 of the Rules to terminate this Agreement and revoke the Licence or Lease upon giving sixty (60) days written notice of its intention to do so.

7.8 If the circumstance or circumstances that result in termination under Article 7.7, are remedied by the Working Interest Owners within the sixty (60) day period following the notice of termination as aforesaid, or, where the breach is not capable of remedy, the Working Interest Owners have offered reasonable compensation in respect thereof, such termination shall not be effective.

7.9 If the circumstance or circumstances that would otherwise result in termination under Article 7.7 are the result of Force Majeure, then termination shall not take place so long as such Force Majeure continues and for such period thereafter as THE PRESIDENT may determine to be reasonable.

7.10 The termination of this Agreement for whatever reason shall be without prejudice to the obligations incurred and not discharged by the Working Interest Owners prior to the date of termination.

7.11 In the event of termination pursuant to Article 7.7, THE PRESIDENT may require the Working Interest Owners for a period not to exceed one hundred eighty (180) days, to continue Petroleum production activities at the cost of the Government until the right to continue such production has been transferred to another entity.

7.12 Within ninety (90) days after the termination of this Agreement pursuant to Article 7.7, unless THE PRESIDENT has granted an extension of this period, the Working Interest Owner shall complete all reasonable and necessary action as directed by THE PRESIDENT to avoid environmental damage or hazard to human life or third party property.

ARTICLE-VIII
WELLHEAD VALUE

8.1 For the purposes of Rule 2(k) of the Rules the wellhead value of Crude Oil and Condensate shall be calculated and applied with respect to each Working Interest Owner for the purpose of determining Royalty as follows:

a) If THE PRESIDENT or his designee elects to acquire Crude Oil and/or Condensate to meet national market requirements under the Rule 41, the Well-head Value shall be the value actually realised by the Working Interest Owners, i.e. market price less actual allowable costs of gathering, processing, treatment and transportation from the point of production (wellhead) to the point of sale.

b) If Crude Oil and/or Condensate is sold to un-related third parties in arm's length transactions, it shall be the value actually realised by the Working Interest Owners, i.e. market price less actual allowable costs of gathering, processing, treatment and transportation from the point of production (wellhead) to the point of sale.

c) If Crude Oil and/or Condensate are sold to an Affiliate and others, the value shall be the greater of:

i) Actual price realized reduced by allowable gathering, processing, treatment and transportation costs incurred from the point of production (wellhead) to the point of sale; or

ii) The value realized pursuant to Article 8.1(a) or

(iii) The value realized pursuant to Article 8.1(b).

d) The adjustment on account of transportation and other allowable costs shall be made on an actual cost basis.

8.2 To facilitate computations, the Wellhead Value of Crude Oil and Condensate shall be determined at the end of each month as the weighted average value of all such transactions that took place during the month.

8.3 The Wellhead Value of Natural Gas or other gaseous substances whether produced from the Area with Crude Oil or Condensate or otherwise shall be calculated as follows:

a) If sold to THE PRESIDENT or his designee, the basis shall be the value actually realized as provided for in Article-X reduced by all allowable gathering, processing, compression, dehydration, liquefaction, treatment and transportation costs incurred from point of production (wellhead) to the point of sale;

b) If sold to an unrelated third party at the wellhead in its natural state the Wellhead Value shall be the value realized from such sale;

c) If sold to an unrelated third party, not in its natural state but after processing, the Wellhead Value shall be the amount realized from such sale, i.e. market price less the allowable cost of processing including but not limited to the costs of gathering, transportation to processing facility, compression, treatment, dehydration and liquefaction.

d) If sold to an Affiliate, the Wellhead Value shall be the greater of:

i) the value actually realized reduced by all allowable gathering, compression, dehydration, liquefaction, processing, treatment and transportation costs incurred from the point of production (Wellhead) to the point of sale, or

ii) the value determined in accordance with Article 8.3(a), (b), or (c) above whichever is greater.

8.4 The Operator is expressly permitted to use Petroleum produced hereunder for the drilling, production, maintenance and other Petroleum operations free of all costs, royalty and excise duty provided that the Operator shall not be entitled to include any notional cost of Petroleum so used in claiming its business expenses for income tax purposes.

ARTICLE-IX
ROYALTY

9.1 The Working Interest Owners shall pay to the Government a royalty equal to 12.5% of the Wellhead Value of gross production of Petroleum produced and saved in each Calendar Year.

9.2 Royalty shall be payable in cash and/or kind at the option of the Government.

9.3 Royalty in cash shall be payable monthly, within ten (10) days of the expiry of the Calendar month in question. Payment shall be accompanied by a certificate from Operator setting forth in detail the basis for computation of the Royalty. Such certificate shall be in a form acceptable to the Government. In case of any delays in royalty payment, Government may revoke the Petroleum right pursuant to Rule 68 of the Rules.

9.4 From the amount of royalty payable in respect of a Lease, there shall be deducted the amount of lease rent paid for the corresponding period.

9.5 For the purposes of determining the amount of royalty due, Petroleum shall be valued in accordance with Article-VIII.

9.6 If the Government elects to take the royalty, or any part thereof, in kind, it shall notify Working Interest Owners in accordance with the provisions of Article 9.7.

9.7 If the Government elects to take the royalty on Petroleum in-kind (Royalty Petroleum), it shall initially so notify the Operator in writing not less than six (6) months prior to the commencement of deliveries of such Royalty Petroleum, and thereafter, not less than one hundred and eighty (180) days prior to the commencement of each Calendar Year specifying the quantity and designating the grade and quality of Royalty Petroleum that it elects to take, based upon the Operator's estimates of production. Final adjustments shall be made within ninety (90) days of the end of each Calendar Year on the basis of actual quantities. Such notice shall be effective for the ensuing Calendar Year. Failure to give such notice shall conclusively be deemed as evidence of the election by the Government not to take any Royalty Petroleum in kind.

9.8 Royalty Petroleum shall be delivered by the Operator to the Government in accordance with the Rules.

ARTICLE-X
RIGHT OF ACQUISITION OF PETROLEUM

10.1 Should THE PRESIDENT require the Working Interest Owners (other than GHPL) to meet the internal requirements of Pakistan according to Rule 41 of the Rules, the following shall apply:

i) If in any year there is domestic demand in excess of share of production of GHPL and Oil & Gas Development Company Limited, a company incorporated under Companies Ordinance, 1984, hereinafter referred to as the "OGDCL" (so long as it has the majority interest of the Government), THE PRESIDENT may require such Working Interest Owners to sell Crude Oil in Pakistan on a pro-rata basis with other producers in Pakistan, according to the Crude Oil production of each producer in a year. The Government shall give the foreign Working Interest Owners at least three months notice in advance of such requirements and term of the supply will be on an annual basis. The pro-rata basis shall be calculated by multiplying the excess of domestic consumption over the amount of Crude Oil available to GHPL and OGDCL from the total Crude Oil production in Pakistan, by a fraction, the numerator of which is the Working Interest share of production of such Working Interest Owners less Royalty Crude Oil, and the denominator of which is the total production of Pakistan less the amount of Crude Oil available to the GHPL and OGDCL, provided that a Working Interest Owner will have available for export (or such other disposition as it may decide upon) in any one year not less than 60 percent of its Working Interest share of production.

ii) Whenever a Working Interest Owner is selling Crude Oil to THE PRESIDENT or his designee such Working Interest Owner shall be entitled to receive a price in US $ per barrel, (subject to Article 10.3) for such Crude Oil delivered at its cost to the nearest operating refinery calculated as under:

a) 1) The arithmetic average of the FOB spot prices during the Month of delivery of a basket of Arabian/ Persian Gulf Crude Oils or a Crude Oil comparable in quality to Crude Oil produced under this Agreement as mutually agreed; or

2) In the event no agreement is reached as to the basket or a comparable Crude Oil or on related matters then the basis shall be the FOB market price of a Crude Oil as may be mutually agreed which can be demonstrated to be applicable to contracts negotiated with unrelated parties on an arms length basis under which the consideration is wholly cash, payable on normal commercial terms.

b) Plus freight for marine transportation of Crude Oil from Ras Tanura to Karachi as applicable from time to time for chartered vessels.

c) Plus or minus a quality yield differential between Crude Oil produced under this Agreement and the Crude Oil referred to in Article 10.1 (ii) (a) above. For this purpose the differential shall be determined on yield value based on refinery operating conditions where the Crude Oil will be processed and at mutually agreeable reference prices of Petroleum products prevailing in the Arabian/Persian Gulf and published in an internationally recognized publication acceptable to the parties.

iii) Upon a Commercial Discovery, within (3) three months of the Working Interest Owners making a written request indicating the recoverable reserves, daily supply volume, quality, pressure as well as other relevant information, THE PRESIDENT will decide to purchase Associated and/or Non-Associated gas by making the necessary allocation to a specified buyer. Thereafter, the Working Interest Owners and the buyer(s) will within six months there-of mutually agree upon the time frame for the construction of pipeline network and other terms and conditions including, but not limited to, "take or pay" basis for utilization of such gas. If the indication of specified buyer is not given by THE PRESIDENT within a period of 3 months as referred to above or the agreement is not reached with the specified buyer within six months, the Working Interest Owners would be free to use Natural Gas for power generation, fertilizer production or any other industrial or commercial purpose.

iv) Whenever a Working Interest Owner is selling pipeline quality Natural Gas of acceptable specification to THE PRESIDENT or his designee, it shall subject to Article 10.3, receive a price per Million British Thermal Unit (MMBTU). The price to be paid to a Working Interest Owner shall be determined for a six (6) monthly period (hereinafter referred to as "the Price Notification Period") starting at eight (8) a.m. P.S.T. on 1st January and 1st July each year except the first period which may commence from the start of Commercial Production till 30th of June or 31st of December as the case may be.

Subject to the applicable gas pricing policy guidelines, the price of pipeline quality Natural Gas to be notified per MMBTU shall be computed as follows:

(1) First determine the "Marker Price " which shall be 67.5% of the weighted average C&F price per barrel of the basket of Crude Oils imported into Pakistan during the first six months period of the seven months period immediately preceding the relevant Price Notification Period

(2) Using the appropriate conversion factor, convert the Marker Price to MMBTU rounding the quotient to four (4) decimal places to arrive at the Marker Price per MMBTU.

(3) Not later than twenty (20) days prior to the commencement of the Price Notification Period during which the Operator expects first gas production to commence, the Operator shall submit to the Authority established under the

Natural Gas (Price for Supplies by Producers) Rules, 1976 (hereinafter referred to as the "Price Determining Authority") a calculation of Marker Price in US Dollars to be fixed on the first day of such Notification Period.

(4) Thereafter, Operator shall submit to the Price Determining Authority the relevant Marker Price calculation is US Dollars (applicable to each six (6) Month Price Notification Period prior to each preceding 10th December and 10th June respectively.

(5) THE PRESIDENT shall ensure that details of the quantities and C&F prices of the Crude Oils imported into Pakistan as referred to in Article 10.1(iv)(1) hereof, are supplied to Operator not later than twenty five (25) days prior to the commencement of the relevant Price Notification Period for the purpose of calculations to be made pursuant to Article 10.1(iv)(1) & (2).

(6) Operator shall submit to the Price Determining Authority a draft pricing notification setting out the US Dollar prices resulting from Article 10.1(iv)(1) & (2) above for the relevant Price Notification Period at the same time as submitting the calculation pursuant to Article 10.1(iv)(3) & (4) above (as the case may be).

(7) Such pricing notification shall be published in US Dollars in the official Gazette for the purposes of the Gas Sales Agreement within forty five (45) days of the date of receipt of the aforesaid draft pricing notification.

v) For purchases of Condensate and LPG to meet internal requirements of Pakistan, the price payable to Working Interest Owners, subject to article 10.3, shall be calculated as under:-

a) The price in U.S. $ per barrel allowed for Condensate, delivered at the nearest operating refinery shall be equal to the FOB price of internationally quoted comparable Condensates as mutually agreed by the parities. No other adjustment or discount will apply.

b) The price allowed for Liquefied Petroleum Gas produced from new projects shall be equal to the C&F price in US Dollars calculated by using the FOB price as quoted in the Poten monthly "LPG in World Markets" and the freight cost based on proper off-loading facilities at Karachi or as notified by the Government form time to time.

10.2 THE PRESIDENT or his designee shall purchase Crude Oil and Condensate delivered at the "nearest operating refinery"; Natural Gas at the nearest transmission system and LPG at a "point" as may be agreed. Title to and risk of loss of the Petroleum purchased by THE PRESIDENT or his designee shall pass at the transfer points referred to above which shall be construed as the "Delivery Points" for the purpose of this Agreement.

10.3 THE PRESIDENT or his designee shall pay to a Pakistani Working Interest Owner upto thirty percent (30%) of their sale proceeds in foreign exchange for all Petroleum purchases in accordance with the provisions of this Article-X, to meet their day to day operational requirements. For project financing after Commercial Discovery, Pakistani Working Interest Owners will be required to make their own foreign exchange arrangements. The rate of exchange prevailing on the date of transaction except as specifically provided herein will apply. Payments for any Petroleum purchased from the foreign Working Interest Owners by THE PRESIDENT or his designee shall be by remittance in United States Dollars to a bank designated by the foreign Working Interest Owners of an amount equivalent to the invoiced price of Petroleum purchased during the month within 30 days of receipt of invoice. If not so paid, the unpaid balance shall bear interest after the due date at the rate of 1.5 percent per annum above LIBOR for one month deposits of US Dollars as reported in an agreed publication.

10.4 In the event that THE PRESIDENT or his designee is unwilling to purchase all or a portion of any Working Interest Owner's share of Petroleum, such Working Interest Owner shall have the right to export or otherwise dispose of such Petroleum at competitive prices.

10.5 THE PRESIDENT shall have the right to purchase all or a portion of any Working Interest Owners' share of Petroleum in case of a national emergency or war.

ARTICLE-XI
DISPOSAL OF PETROLEUM

11.1 The Working Interest Owners shall, subject to Article X and the Rules, be permitted to export their share of Petroleum or to dispose it of otherwise. THE PRESIDENT shall issue or cause to be issued any permits or authorizations as required for such exports within a reasonable time and no export duties shall be levied. This is subject to the following:

i) The Working Interest Owners shall sell Petroleum to third parties at competitive prices in the international market.

ii) If requested by GHPL at any time or from time to time, the foreign Working Interest Owners shall use their good offices, to assist GHPL in disposing of its share of Petroleum produced hereunder at the best available prices; provided that in no event shall foreign Working Interest Owners be required to purchase or otherwise provide a market for the GHPL share of Petroleum produced hereunder. GHPL shall reimburse the foreign Working Interest Owners for all expenses incurred in rendering to GHPL any such assistance on a no-profit no-loss basis.

11.2 The Working Interest Owners shall refrain from exporting Petroleum from Pakistan to countries prohibited by the Pakistani laws, regulations and administrative requirements.

11.3 Subject to Article 8.4, the Associated Gas which is not used in Joint Operations, and the processing and utilization of which, in the opinion of the Working Interest Owners, is not economical, shall be returned to the subsurface structure, or may be flared with the approval of THE PRESIDENT in accordance with the Rules. In the event the Working Interest Owners choose not to process and sell Associated Gas, THE PRESIDENT may elect to off-take such Associated Gas at the outlet flange of the gas-oil separator and use it either itself or through its designee if not required for Joint Operations. There shall be no charge to THE PRESIDENT or his designee for such Associated Gas.

ARTICLE-XII
FOREIGN EXCHANGE

12.1 Except as otherwise provided in Article-V, the Working Interest Owners shall contribute their share of all costs and expenses of exploring for, developing and producing Petroleum in foreign exchange and in Rupees as required giving due consideration to currency aspect of Expenditure, in proportion to their respective Working Interests. However, to the extent a foreign Working Interest Owner does not have available sufficient amount in Pakistani Rupees to meet its share of Rupee requirements, the Pakistani Working Interest Owners shall pay such amount in Rupees and the foreign Working Interest Owner shall make payments to the same extent in foreign exchange to the Pakistani Working Interest Owners.

12.2 If a Working Interest Owner assigns an interest to a foreign entity with the consent of THE PRESIDENT under Article VII, such Working Interest Owner shall be allowed to retain abroad all proceeds resulting from such assignment.

12.3 The Operator shall keep the foreign exchange contributions of the Working Interest Owners in a foreign currency bank account in a scheduled bank in Pakistan and shall be free to utilize the amount thereof for incurring foreign exchange Expenditures in accordance with the relevant foreign exchange rules and Joint Operating Agreement subject to subsequent documentation of the amounts utilized.

12.4 The Operator and the other Working Interest Owners shall be entitled to export the Petroleum acquired by them under this Agreement, in accordance with the relevant foreign exchange rules.

12.5 The Operator and the other Working Interest Owners shall have the right to retain abroad and to freely make use of sales proceeds from the export of their share of Petroleum produced from any Lease granted under this Agreement provided the total amount retained abroad and repatriated from Pakistan will not exceed:

a) net profits as per its profit and loss account for that year, as subsequently audited by a firm of Chartered Accountants in Pakistan, after providing for any and all of its operating expenses for that year including the sum of payments and taxes on income under this Agreement and the depreciation of its depreciable assets, plus

b) the funds representing such depreciation, depletion and amortization as charged to its Profit and Loss Account for that year.

c) all other expenses incurred abroad by the Working Interest Owners, in connection with the Joint Operations under the Agreement and charged to its profit and loss and capital account for the Calendar Year.

12.6 The Operator and the other foreign Working Interest Owners shall remit funds to Pakistan through normal banking channels sufficient to meet all Pakistan Rupee obligations under the Agreement to the extent Pakistani Rupees are not available to them in Pakistan.

12.7 The Operator and the other foreign Working Interest Owners shall not avail of any Rupee borrowing facilities.

12.8 The rate of exchange to be applied to all currency conversion transactions and calculations under this Agreement shall be the official rate of exchange as established by the Exchange Rate Committee of the State Bank of Pakistan prevailing on the date of the transaction.

12.9 All remittances of funds under this Article-XII shall be permitted by the State Bank of Pakistan to be made without any delay or additional cost to the Operator or the Working Interest Owners.

12.10 Pakistani Working Interest Owners on a case to case basis, will be entitled during the exploration phase to receive foreign exchange against payment in Rupees to meet their day to day obligations under this Agreement. After Commercial Discovery, Pakistani Working Interest Owners would be paid upto thirty percent (30%) of their sale proceeds in foreign currency to meet their day to day operational requirements. For project financing after Commercial Discovery, Pakistani Working Interest Owners will be required to make their own foreign exchange arrangements.

ARTICLE - XIII
IMPORTS AND EXPORTS

13.1 (a) The Operator, its contractors and subcontractors engaged in Joint Operations under this Agreement shall be permitted to import, export, transfer and dispose the machinery, equipments, materials, specialized vehicles, accessories, spares, chemicals and consumable etc. in accordance with SRO 400 (I) / 97 dated 31st May, 1997 (Annex-IV) read with SRO 749 (I) / 98 (Annex-V) and SRO 750 (I) / 98 both dated 29.6.1998 (Annex-V-A) and SRO 984 (I) / 99 dated 30th August, 1999 (Annex-V-B) provisions of CGO-7/98 dated 23.3.1998 and the provisions of this Agreement. No licence or import-cum-.export authorization fee shall be levied on such imports /exports in accordance with Import Fee Order, 1993 as amended by SRO 336 (I) / 94 dated 26th April, 1994 (Annex-VI).

(b) The initial list of machinery, equipment, materials, specialized vehicles, accessories, spares, chemicals and consumable etc. required for Joint Operations approved by the relevant Regulatory Authority under Article 13.1 (a) above is attached as Annex-VII hereto. The Operator shall, however, as provided in Rule 60 of the Rules, give preference to goods which are produced or available in Pakistan and services which are rendered by Pakistani nationals and companies provided such goods and services are offered on competitive terms. National firms which appear capable of supplying goods and services of the type demanded shall always be included in invitations to bid. For classification of items imported by the Operator, its contractors or subcontractors, the harmonized system of classification will be followed.

(c) Foreign employees and consultants of the Operator and its contractors and subcontractors will be entitled to import/export used and bona-fide personal and household effects, excluding passenger vehicles, in accordance with instructions contained in Central Board of Revenue's letter C.No. 10 (14) /93-ICM&CON dated 13th June, 1994 (Annex-VIII).

13.2 The Operator, its contractors or their subcontractors shall be entitled to export such of their items as have been imported into Pakistan and are not required for the Operations without restriction and without the payment of any fee, tax or export duty. Draw- backs if admissible will be available as per relevant rules. The Operator shall ensure that equipments/material is imported by it, its contractors or subcontractors under this Article against its import-cum-export authorization are exported if all the Joint Operations under this Agreement are terminated unless otherwise permitted in accordance with this Agreement.

13.3 Import of items permitted under this Article-XIII shall be allowed subject to the following conditions:

(a) A condition shall be stamped on the import authorizations that the imported items shall not be sold in Pakistan except with prior permission of the Government.

The permission required under this Article 13.3(a) shall not be necessary with respect to the transfer of title to any property made pursuant to or incidental to any assignment by the Working Interest Owners of all or any part of its Working Interest under the provision of Article VII of this Agreement.

(b) The Operator, and its contractors and their subcontractors shall maintain proper accounts, statements and records of all consumable stores received and expended and send copies thereof (in duplicate) to the Ministry of Commerce by the 15th of January each year and finally within fifteen (15) days of the closing of operations in Pakistan.

(c) (i) Commissary stores can be imported after the first arrival of an expatriate employee of the Operator (Petroleum Sector Exploration and Production Company), its contractors and their subcontractors in accordance with instructions contained in the Central Board of Revenue's letter C.No. 10(14)/93-ICM&CON dated 13th June, 1994 (Annex-VIII). Such imports shall be confined to the items shown in Annex-IX excepting such items as are locally available of proper standard. Such items shall be specified by the Ministry of Commerce once each year in the month of January.

(ii) As soon as an expatriate employee arrives in Pakistan, an application will be made for grant of Import Permit for the commissary stores required for him indicating the duration of his proposed stay in Pakistan.

(iii) Account for the sale of tobacco and liquor (if imported) and medicines will be maintained for each individual while those of the other items will be maintained on an over-all basis.

(iv) Items of food and other commissary goods will be stamped clearly to avoid resale in the market.

(v) CBR booklets will be maintained by individuals.

(d) Import of any other items such as arms, ammunition and pets etc., will not be permitted unless the conditions for their import such as arms licences from district authorities, quarantine requirements etc., are complied with.

13.4 Subject to the rights granted under the provisions of this Agreement and particularly those granted under this Article XIII, any items banned for import into Pakistan under the Import

Policy in force from time to time shall not be permitted without specific permission to be obtained before shipment of goods from abroad.

13.5 The Operator and its contractors and subcontractors shall not be liable to pay any tax, assessment, levy, octroi or charge imposed or levied on the transportation or movement of the scheduled machinery and equipment to and from the Area or on any item imported under this Article XIII.

13.6 Imports/Exports under this Article except as provided in this Article XIII shall be affected in accordance with the Import/Export Policy in force on the Effective Date.

13.7 At least ten percent (10%) of the computer software contracts shall be awarded by the Operator to use the local software capabilities, subject to such software capabilities being available at a competitive price.

ARTICLE-XIV
TAXATION

14.1 Income tax on profits or gains drived from the Joint Operations hereunder, shall be at the rate of 40% of profit and gains as determined and assessed in accordance with the provisions of the Income-Tax Ordinance, 1979 (No. XXXI of 1979) hereinafter referred to as the "Ordinance" and the rules contained in Part I of the Fifth Schedule to the Ordinance, (hereinafter referred to as the "Fifth Schedule") as in force on the Effective Date.

14.2 Where any Expenditure allocable to a Surrendered Area or to the drilling of a dry hole is deemed to be lost under Rule 2(2) of the Fifth Schedule, such Expenditure shall be allowable as provided in rule 2(3) of the Fifth Schedule in relation to the Expenditure in question and in accordance with the respective Working Interest at the time such Expenditure was incurred in the Area in the relevant operation; provided, that, in accordance with clause (3) of Schedule to the Regulation of Mines and Oilfields and Mineral Development (Government Control) Act, 1948 (hereinafter referred to as the ("schedule to Regulations"), all Expenditures deemed to have been lost in terms of Rule 2(2) of the said Schedule to Regulations shall be allowed to be set off against all the other income of the Working Interest Owners (other than dividend income) accruing or arising from or under any separate business or undertaking or this Agreement or from any other past, present or future agreement of the Working Interest Owners with THE PRESIDENT for Petroleum exploration and production or from any other activity, on a fully consolidated basis in accordance with Rule 2(3)(b) of the Fifth Schedule.

14.3 Depreciation shall be allowed to the Working Interest Owners in accordance with the provisions of the Ordinance and in particular, the Third Schedule thereof.

14.4 In case of any disagreement in respect of taxation matters arising from any of the provisions of this Agreement including its Annexes, and the provisions now in effect of the Ordinance,

and the Fifth Schedule thereof, read in conjunction with the Regulations of Mines and Oilfields and Mineral Development (Government Control) Act, 1948 as amended that are in force on the Effective Date, then the provisions of the Ordinance, the Fifth Schedule thereof, and the said Regulations in force on the Effective Date shall prevail.

ARTICLE-XV
MANAGEMENT AND OPERATIONS

15.1 The Operator shall prepare an annual work programme and budget for each Calendar Year during the term of this Agreement. Each such work programme and budget shall set out in reasonable detail, the work to be carried out, facilities to be purchased or created, training and employment programme, establishment, salaries and wages, social welfare schemes to be undertaken, and an estimate of the Expenditure to be incurred.

15.2 The first work programme and budget shall cover one complete Calendar Year as well as the remaining part of the Calendar Year after the Effective Date. Thereafter, such annual work programmes and budgets shall be prepared and submitted to the Working Interest Owners and THE PRESIDENT at least ninety (90) days prior to the first day of each Calendar Year.

15.3 All important matters concerning Joint Operations hereunder shall be submitted for approval to the Operating Committee composed of at least one representative of each Working Interest Owner and the Chairman nominated by THE PRESIDENT. The Chairman of the Operating Committee shall have no vote or casting vote. The representative of each Working Interest Owner shall have a vote equal to the percentage Working Interest owned by his appointer. All decisions of the Operating Committee shall require a combined voting interest of more than seventy six percent (76%) for all operations except as stipulated in this Agreement. Notwithstanding the aforesaid, all decisions of the Operating Committee after the date of Commercial Discovery till the date of approval of Development Plan will require the GHPL affirmative vote.

15.4 The Operator shall conduct all exploration, exploitation, drilling, development and production operations in accordance with the Rules. In case the Rules do not provide for a specific operation, the normal good oilfield practices will be followed. The Operator shall set up an organization in Pakistan with sufficient competence and capacity to conduct and perform the Joint Operations in accordance with the provisions of the Rules and this Agreement.

15.5 The Operator shall procure for the purpose of Joint Operations such equipment, materials and supplies as may be currently available in Pakistan and are in the opinion of the Operating Committee, suitable and adequate therefor.

15.6 If and insofar as the Operator may at any time require the use of helicopters for the purpose of Joint Operations under this Agreement and any agency in Pakistan may then have any helicopters available which appear to the Operator to be in all respects suitable for such purpose, the Operator shall hire such helicopters as it may then require from the said agency provided always that the terms and conditions for such hiring shall be and remain competitive with those applicable to helicopters of comparable capability then available from any other source.

15.7 Subject to approval in accordance with Rule 34 of the Rules, the Working Interest Owners have the right to lift and transport Petroleum from the Area, either through transportation facilities owned wholly or partly by them or through excess transportation facilities owned by a third party or parties.

15.8 The Government may while according its approval under Rule 34 of the Rules stipulate such conditions as are reasonable and necessary to secure a rational transportation of Petroleum. The Government may, for example;

a) require that several lease holders install jointly owned transportation facilities; and

b) grant to any third party access to transportation capacity at approved tariffs.

15.9 If and to the extent that the throughput capacity of any pipeline that may be constructed for the purposes of Joint Operations is not and, in the opinion of the Operating Committee, will not be required to be utilized by the Working Interest Owners for the transportation of Petroleum produced for their account, such pipeline capacity may be used by the Government for any Petroleum purchased by the Government hereunder from the Working Interest Owners and by any other Petroleum concessionaire in Pakistan, each and all of whom shall pay the Working Interest Owners for such use a fee computed on a unit volume distance basis after taking into consideration the cost of construction, operating and maintaining such pipeline or pipelines, including applicable taxes and a reasonable profit. Income so derived by a Working Interest Owner shall be assessed for income tax on the same basis as its income from Petroleum produced for its account.

15.10 (a) Each Working Interest Owner and the Operator undertakes to abide and comply with the instructions issued by the Government from time to time in relation, inter alia, to the matters set out below:

i) the foreign nationals employed by the Operator shall before arriving in Pakistan possess complete and authorized travel documents for their stay in Pakistan. In case they wish to extend their stay in Pakistan beyond the specified period, they shall obtain prior permission from the appropriate authorities;

ii) the employees of the Operator shall refrain from taking photographs of prohibited and restricted sites;

iii) the employees of the Operator shall not visit areas within ten (10) miles of the international border;

iv) the programme of visits and movements of field survey parties shall be forwarded to appropriate authorities, local administration and the Director General, Petroleum Concessions well in advance;

v) in the case of intended visits to the Area, the Operator shall furnish the names, nationalities and passport numbers (with places of issue and validity periods) of foreign nationals employed by the Operator and its

contractors/sub-contractors well in advance to the appropriate authorities, local administration and the Director General, Petroleum Concessions.

vi) Foreign nationals shall be employed in accordance with the plan approved pursuant to Rule 61 of the Rules.

b) The Operator will ensure to include in any contract for the Joint Operations with any contractor or sub-contractor a provision requiring the employees of such contractors or sub-contractors to abide and comply with the instructions contained in this Article.

ARTICLE-XVI
REPORTS AND INFORMATION

16.1 THE PRESIDENT shall allow the Operator access, at all reasonable times, to all geological, geophysical, well and other technical data which is in public domain on the Effective Date pertaining to the Area and any free adjoining areas. If and when requested by the Operator, THE PRESIDENT shall provide or supply to the Operator copies of such data on payment of actual reproduction and other costs of the data and on such terms and conditions as it may determine. Such data shall not be disclosed to any third party except to Operator's employees and consultants including banks and financial institutions for the purpose of financing who shall be similarly bound to treat it as strictly confidential.

16.2 a) The Operator shall furnish to the Director General, Petroleum Concessions all reports required in accordance with the Rules. The records and said reports shall be retained in strict confidence by the Director General, Petroleum Concessions and shall not be disclosed to any third party (except to Government employees or consultants who shall be similarly bound to treat such data as strictly confidential) until the Surrender of that part of the Area to which such records and reports relate;

b) The Operator shall submit to the Director General, Petroleum Concessions a copy each of all plans, information, occasional reports including such reports prepared inside and/or outside Pakistan prepared by itself or others relating to the Area and to all geological, geophysical and drilling operations thereof including but not limited to copies of primary data (field and reservoir data), transparencies of seismic sections, interpretations, graphs, charts and well logs as provided in the Rules;

c) The Operator shall furnish to the Director General, Petroleum Concessions such other plans, information and documentation relating to the Joint Operations as the Director General, Petroleum Concessions may from time to time require;

d) The Operator shall on Surrender of the entire Area or part thereof, during the term of this Agreement, deliver to THE PRESIDENT all data in original including but not limited to geological, geophysical surveys and drilling operations together with interpretations, shot-points, vibrated points, magnetic tapes, transparencies of seismic sections, plans and charts thereof. On receipt of the above, THE PRESIDENT shall enjoy sole proprietary rights thereto.

e) Confidentiality of the data acquired during the currency of the licence or lease will be maintained by the Working Interest Owners in accordance with the provisions of this Agreement during and after the termination of this Agreement.

16.3 Unless otherwise agreed to by THE PRESIDENT in the case of export of any rock or Petroleum samples from Pakistan for the purpose of testing and analysis, samples equivalent in size and quantity shall, before such exportation, be delivered to THE PRESIDENT.

16.4 Originals of records and other data can be exported only with the permission of THE PRESIDENT provided, however, that magnetic tapes and any other data which must be processed or analyzed outside Pakistan may be exported with the prior approval of the DGPC if a comparable record is maintained in Pakistan and provided that such exported records and data shall be repatriated to Pakistan.

16.5 Any person or persons authorized by the Director General, Petroleum Concessions shall subject to reasonable notice be entitled to be present, at the cost of the Working Interest Owners during any or all of the Joint Operations provided that such persons abide by the applicable safety rules.

16.6 The Operator shall, as far as reasonably practicable, correctly label and preserve for a period of twelve (12) months for reference, characteristic samples of strata or water encountered in any bore-hole or well and samples of any Petroleum discovered in the Area. The characteristic samples of said strata shall include, but not be limited to, cuts of all cores, and cuts of all ditch samples. All characteristic samples including ditch and core samples, shall be supplied by the Operator to THE PRESIDENT.

16.7 The cost in respect of the Chairman of the Operating Committee and Government representatives (not more than three at a time), to attend Technical, Finance and Operating Committee meetings shall be borne by the Working Interest Owners and charged to the Joint Account.

ARTICLE-XVII
TRAINING AND EMPLOYMENT

17.1 The Operator agrees to employ qualified nationals of Pakistan in its Joint Operations and, to undertake their schooling and training for staff positions, including administrative and executive management positions. Preference will be given to employment of nationals and unskilled workers from the Area. The Operator will require its contractors and subcontractors, operating in Pakistan, to do the same. The Operator undertakes to gradually replace its expatriate staff with qualified nationals as they become available. An annual programme for employment and training of nationals of Pakistan shall be established by the Operator and submitted for approval to the Director General, Petroleum Concessions. Such programme shall be included in the annual Work Programme and budget. Within thirty (30) days of the end of each Calendar Year, the Operator shall submit a written report to DGPC describing the number of personnel employed, their nationality and positions and the status of training programme for nationals of Pakistan.

17.2 The Operator shall also be required to establish programme, satisfactory to THE PRESIDENT to train personnel of the Directorate General of Petroleum Concessions and the Government locally and abroad to develop the capability of such personnel to effectively perform their duties related to the supervision of the Petroleum industry. Such training programme shall cover both technical and management disciplines (e.g., geology, geophysics, engineering, project management, accounting, legal) and shall include on-the-job training and participation in in-house seminars.

17.3 The Working Interest Owners, other than GHPL, subject to the guidelines issued by the Government from time to time, shall spend a minimum of ten thousand United States Dollars (U.S. $10,000) per year prior to the Date of Commercial Discovery for training. Commencing with the Date of first Commercial Discovery, the minimum Expenditure for training in each year shall be increased to twenty five thousand United States Dollars (U.S. $ 25,000). This Expenditure will be subject to upward review from time to time. The unspent training amount during a year, unless agreed otherwise, shall be deposited into a special account maintained for the purpose by the Directorate General of Petroleum Concessions. All such expenditure shall be treated for Pakistani income tax purposes as wholly and for the purpose of the business of the Working Interest Owners and shall be allowed against income under Rule 2(3), 2(4) or 2(5) of the Fifth Schedule, as may be appropriate.

ARTICLE-XVIII
CONTRIBUTION TO JOINT OPERATIONS

18.1 Except as otherwise provided for in this Agreement, all Expenditures on Joint Operations shall be shared and borne by the Working Interest Owners in proportion to their Working Interests.

18.2 At least thirty (30) days prior to the first day of each calendar quarter, the Operator shall submit an itemized estimate of such Expenditures for each month of the quarter and each Working Interest Owner shall pay to the Operator its proportionate share of such estimated Expenditures in monthly installments. Each monthly installment shall be paid as provided for in the Joint Operating Agreement.

ARTICLE-XIX
DEVELOPMENT FINANCING

19.1 Subject to Article 12.7, any of the Working Interest Owners shall have the right to obtain project financing for the development of a Commercial Discovery. THE PRESIDENT may, upon request of a Working Interest Owner, where possible, use his good offices to assist in all things necessary to facilitate project financing for any portion of development costs.

19.2 Any Working Interest Owner may, upon informing the other Working Interest Owners and with the approval of THE PRESIDENT under Article-VII, mortgage and pledge, by way of mortgage and hypothecation to any reputable financial institution acceptable to THE PRESIDENT any or all of its rights hereunder, to secure the prompt payment of sums of money, principal and interest, so borrowed and the full faithful discharge of any and all obligations which it may undertake to obtain financing from such financial institution for the purpose of this Agreement.

ARTICLE-XXI
OTHER MINERALS

21.1 When any mineral (other than Petroleum and minerals necessary for the generation of nuclear energy) is discovered by Operator and THE PRESIDENT does not have a pre-existing policy for development and exploitation of such mineral by a non-Pakistani company, the Operator can elect within six (6) months after the date on which Operator notifies the Director General Petroleum Concessions of such discovery, to develop and exploit such mineral subject to reaching an accord with the appropriate licencing authority as to the terms and conditions of an agreement governing the development and exploitation of such mineral.

21.2 Discovery of all minerals necessary for the generation of nuclear energy, including inter alia Uranium, Thorium, Zirconium, Niobium, Hafnium, Lithium and Vanadium shall be reported by Operator to the Pakistan Atomic Energy Commission and the Director General, Petroleum Concessions. The Working Interest Owners shall have no right to develop and exploit such nuclear minerals unless specific approval/ concurrence is given by the Pakistan Atomic Energy Commission for the development and exploitation of these nuclear minerals.

21.3 Minerals, other than those necessary for the generation of nuclear energy, produced in suspension or combination with Petroleum, shall belong to the Working Interest Owners, subject to payment of royalty if marketed. Royalty shall be at the rate specified by the appropriate authority.

21.4 The income derived from the minerals, produced in suspension or combination with Petroleum, shall be governed by Part II of the Fifth Schedule of the Income Tax Ordinance, 1979 (XXXI of 1979), as amended from time to time.

21.5 The rights granted to the holder of a Petroleum right shall not in any way prejudice or affect any of the powers of THE PRESIDENT as provided for in the Rules.

ARTICLE-XXII
AUDIT

22.1 The Operator shall maintain correct records and accounts of all Expenditures made for Joint Operations, of all production obtained from the Area and of all property acquired for the Joint Account in accordance with normal industry practices and the Accounting Procedure. The accounts shall be audited for the period from the Effective Date to the end of the Calendar Year, and thereafter annually by an independent firm of chartered accountants selected by the Operator and approved by the Operating Committee. Copies of the audit reports shall be delivered to THE PRESIDENT. and to each of the Working Interest Owners within six months of the end of each Calendar year. If neither THE PRESIDENT nor the Working Interest Owners or any of them shall take exception to any such audited accounts within six months after their receipt of copies of the report relating thereto, the same shall be final and binding on the Working Interest Owners and THE PRESIDENT; provided however, that the accounts and support vouchers and documents, together with such reasonable facilities as may be required for the audit of the Joint Operations, shall be made available to the Auditor General of Pakistan (with notification to the Director General, Petroleum Concessions that this has been done) who may take such action as he deems fit within two years from the date of receipt of the said report by THE PRESIDENT and (notwithstanding the above provision regarding finality after six months). THE PRESIDENT and the Working Interest Owners shall, where necessary, take appropriate action with regard to any matter arising out of the Auditor General's report.

22.2 THE PRESIDENT and/or a non-Operator Working Interest Owner(s) shall have the right, at its sole expense, to audit the Joint Account and related records for any Calendar Year or portion thereof at any time provided thirty (30) days advance notice is given to the Operator.

ARTICLE-XXIII
PRODUCTION BONUSES

23.1 The Working Interest Owners, other than GHPL, shall pay THE PRESIDENT on a Concession Area basis, the following production bonuses:

AMOUNT (US$)	CUMULATIVE PRODUCTION FROM THE AREA (MMBOE)
500,000	On Commencement of Commercial Production
1,000,000	30
1,500,000	60
3,000,000	80
5,000,000	100

23.2 Pakistani Working Interest Owners will pay their share of Production Bonuses in Rupees.

23.3 Payments due under this Article shall be made within thirty (30) days from the date on which the respective production bonus becomes payable. Production bonuses will be expended on infrastructural development in and around the Area. As long as Government is OGDCL's majority shareholder, OGDCL will not be subject to Production Bonuses.

23.4 Payments made under this Article are not to be amortized, expensed, or credited for Pakistani Income Tax purposes.

23.5 In the event a Working Interest Owner elects not to join in the development of a Commercial Discovery, such a Working Interest Owner shall have no obligation to pay the bonuses provided for in this Article XXIII. In that case the total amount of production bonus shall be paid by the remaining Working Interest Owners pro-rata to their Working Interests.

ARTICLE-XXIV
INSURANCE AND INDEMNIFICATION

24.1 The Operator shall comply with all applicable workmen's compensation and employers' liability laws and insurance laws of Pakistan.

24.2 To ensure that the Working Interest Owners meet their obligations to third parties, and or to Government agencies, that might arise in the event of damage, and injury (including environmental damage or injury, removal of wrecks and cleaning up as a result of accidents) caused by Joint Operations, notwithstanding that the damage is accidental, the Working Interest Owners, through the Operator, shall maintain in force a third party liability insurance policy covering their activities and those of their contractors and sub-contractors and the employees of all such parties. Such insurance policy shall include THE PRESIDENT as an additional insured, shall waive subrogation against THE PRESIDENT, and shall provide that it may not be canceled except upon thirty (30) days prior written notice to THE PRESIDENT. A certificate evidencing such insurance policy shall be furnished to THE PRESIDENT within ninety (90) days of the Effective Date. The limits, coverage, deductible and other terms thereof shall be furnished to THE PRESIDENT. To the extent that such third party liability insurance is not available or is not obtained, or does not cover part or all of any claims or damage caused by or resulting from Joint Operations, the Working Interest Owners shall remain fully responsible and shall defend, indemnify and hold THE PRESIDENT harmless against all such claims, losses and damages of any nature whatsoever.

24.3 The Working Interest Owners shall, under Rule 70 of the Rules, take out and maintain such insurance through the Operator as THE PRESIDENT may approve against any liability which the holder of the Petroleum Rights may incur.

24.4 The Working Interest Owners, shall in accordance with Rule 70 of the Rules, effectively indemnify, defend and hold harmless THE PRESIDENT, at all times against all proceedings, costs, charges, claims, losses, damages and demands whatsoever, including, without limitation, claims for loss or damage to property or injury or death to persons, caused by or resulting from any Joint Operations conducted by or on behalf of the Working Interest Owners, by any third party, or any thing done or purporting to be done in pursuance thereof provided that the Working Interest Owners shall not be held responsible to THE PRESIDENT under this Article XXIV for any loss, claim, damage or injury caused by or resulting from any negligent action of THE PRESIDENT or any concerned department or personnel of THE PRESIDENT.

ARTICLE-XXV
PARENT COMPANY/BANK GUARANTEE

25.1 Subject to Article 3.8(a),the Working Interest Owners, excluding GHPL, shall on the date of execution of this Agreement furnish a parent company or bank guarantee as required by THE PRESIDENT from an acceptable bank on the prescribed format (Annex-X and XI) as the case may be.

ARTICLE-XXVI
EFFECTIVENESS AND DURATION

26.1 This Agreement shall, unless mutually agreed otherwise, be and remain in full force, application and effect from the Effective Date and so long thereafter as the Working Interest Owners shall own any interest in the Licence or any Lease(s) or till a final settlement has been made after the expiration, Surrender, or termination of Petroleum rights.

ARTICLE-XXVII
FORCE MAJEURE

27.1 Failure of any party to this Agreement to fulfil any of the terms and conditions of this Agreement or of a Licence or Lease shall not be deemed as a breach or default insofar as such failure arises from Force Majeure, provided that the affected party has taken all appropriate precautions and reasonable measures to fulfil its obligations.

27.2 In this Article the expression "Force Majeure" includes an act of God, war, insurrection, riot, civil commotion, flood, lightening, explosion, fire, earthquake and any other happening which the affected party could not reasonably prevent or control.

27.3 If the ability to fulfil its obligations is affected by Force Majeure, the affected party shall, without delay, give notice to the other parties in writing, supported by necessary justification and documentary evidence stating the cause of such inability and its efforts to remove such cause and remedy its consequences.

27.4 The term of this Agreement and the Licence or Lease, as the case may be, shall be extended for the duration of the Force Majeure situation and such further period as determined by the Government to resume operations.

27.5 In the event Force Majeure exceeds a period of three (3) years continuously during the initial term or any renewal thereof, any of the parties to the Agreement may terminate this Agreement on three (3) Months notice without any further obligation.

ARTICLE-XXVIII
ARBITRATION

28.1 Any question or dispute arising out of or in connection with the terms of this Agreement or the Licence or any Lease (regardless of the nature of the question or dispute), shall, as far as possible, be settled amicably. Failing an amicable settlement within a reasonable period, such dispute shall be submitted to the International Center for Settlement of Investment Disputes (ICSID) established by the "Convention on the Settlement of Investment Disputes Between States and Nationals of Other States" and THE PRESIDENT and the Working Interest Owners, to the extent required by said Convention, hereby consent to arbitration thereunder.

The venue of the arbitration shall be in Pakistan or elsewhere as mutually agreed between THE PRESIDENT and the Foreign Working Interest Owners. If such mutual agreement cannot be reached, the venue shall be decided by the International Center. The award rendered shall be final and conclusive. The judgment on the award rendered may be entered in any court having jurisdiction or application may be made in such court for a judicial acceptance of the award and an order of enforcement as the case may be. The official language of arbitration will be English.

28.2 If, for any reason, the request for arbitration proceedings is not registered by ICSID, or if the ICSID fails or refuses to take jurisdiction over such dispute, such difference or dispute shall be finally settled by arbitrators under the Rules of Arbitration of the International Chamber of Commerce (the "Chamber Rules") and by three (3) arbitrators appointed in accordance with the Chamber Rules. The arbitrators shall not be nationals of Pakistan or of the country of the other party to the dispute nor shall any of such arbitrators be employees or agents or former employees or agents of any of the parties to the proceedings.

28.3 This Article is only applicable in case of a dispute between the Working Interest Owners inter se, or between the Working Interest Owners and THE PRESIDENT, provided that in the event of a dispute between the Pakistani Working Interest Owner(s) inter se, or between the Pakistani Working Interest Owners and THE PRESIDENT, the arbitration shall be conducted in accordance with the Arbitration Act, 1940.

ARTICLE-XXIX
MISCELLANEOUS

29.1 The Operator shall conduct all exploration, exploitation, drilling, development and production operations in accordance with good oil field practices and the principles and standards as laid down in the Rules. Consistent with this requirement, the Operator shall endeavor to minimize exploration, development, production and operating costs and maximize the ultimate economic recovery of Petroleum.

29.2 The Operator shall not start production from any well before testing and making sure to the satisfaction of THE PRESIDENT's representative that the well has been properly completed.

29.3 The Operator shall not flare Associated Gas but shall use it commercially or for recycling. If it is not so used or not planned to be so used, the Working Interest Owners shall negotiate an arrangement making it available to THE PRESIDENT or its designee free of cost at the down stream flange of the gas/oil separation facilities in accordance with Article 11.3. If THE PRESIDENT for whatever reason is unable or unwilling to take delivery of the gas that would otherwise be flared as provided for above, the Operator will be permitted to flare such gas in accordance with the Rules without any royalty or excise duty liability until such time as THE PRESIDENT or his designee can take delivery.

29.4 This Agreement shall be governed by and shall be given effect in accordance with the laws of Pakistan.

29.5 All the rules, laws, regulations in effect on the Effective Date, including the Workers' Welfare Fund Ordinance, 1971 and the Companies Profits (Workers' Participation) Act, 1968 shall apply to this Agreement, throughout its term, whether or not subsequently amended or revised.

29.6 This Agreement sets forth the entire agreement reached between the Working Interest Owners and THE PRESIDENT and it shall remain and continue in force and shall be binding upon each of them throughout its duration without any amendment, revision or alteration thereto except as may hereafter be mutually agreed by the Working Interest Owners with the approval of THE PRESIDENT. The Rules, Income Tax Ordinance 1979, Regulations of Mines and Oilfields and Mineral Development (Government Control) Act, 1948 and other laws as are in force on the Effective Date shall remain applicable for purposes hereof, whether or not they are subsequently amended or revised; provided that where any matter is not specifically dealt with in this Agreement or where there is any conflict between the provisions of this Agreement and the laws, such matter shall be governed in accordance with the applicable provision of the Rules, Income Tax Ordinance 1979, Regulations of Mines and Oilfields and Mineral Development (Government Control) Act, 1948 and other laws as are in force on the Effective Date of this Agreement.

29.7 This agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Working Interest Owners.

29.8 All headings used herein are for the purpose of reference only and shall not be construed as in any way defining or limiting the meaning of any provisions.

29.9 The Operator shall observe all laws, rules and regulations issued by the Government in respect of protection of the environment and safety of operations, including the Oil and Gas (Safety in Drilling and Production) Regulations, 1974, the Pakistan Environmental Protection Act, 1997 and the Mines Act, 1923.

29.10 The Working Interest Owners, other than GHPL, shall be required, in consultation with local civil administration/Provincial Government to undertake Social Welfare Programmes such as fight against narcotics, promotion of sports, rehabilitation of the mentally retarded and handicapped children, improvement of educational facilities, drinking water, health, roads, and grant of scholarships for local students and shall spend during the exploration phase prior to Commercial Production not less than twenty thousand United States Dollars US$20,000 per year. The Federal Government will issue necessary guidelines for social welfare programmes as deemed appropriate from time to time. After the commencement of Commercial Production in the Area, the following minimum amounts will be spent during each year:

Production Rate (BOE/day)	Amount/Year (US Dollars)
Less than 2,000	20,000
2,000 - 5,000	40,000
5,000 - 10,000	75,000
10,000 - 50,000	150,000
More Than 50,000	250,000

These amounts, will be increased from time to time by mutual agreement of the Working Interest Owners mentioned above and THE PRESIDENT. Pakistani Working Interest Owners will make these payments in equivalent Rupees. Any amounts so spent shall be treated for Pakistani Income Tax purposes as wholly and exclusively incurred for the purpose of the business of the Working Interest Owners and shall be allowed against income under Rule 2(5) of the Fifth Schedule.

ARTICLE-XXX
NOTICES

30.1 Any notice or advice required or convenient to be given to or by THE PRESIDENT or any Working Interest Owners shall be given in writing in the English language and delivered by hand or by telex confirmed by the correct answer-back of the addressee at the foot of such telex. Any such notices or communications shall be effective at midnight of the day during which such notice or communication is received. Any Working Interest Owner shall have the right to change its address by giving the other Working Interest Owners and THE PRESIDENT a written notice thereof.

30.2 Such notices or other communications shall be deemed to be effectively given or made:

i) On receipt by the addressee if delivered personally to its last notified address with signed receipt obtained acknowledging delivery; or

ii) on transmission to the addressee if transmitted by telex (with the correct answer-back confirmation) during normal business hours at the place of receipt of the address or, if so transmitted outside such hours, on opening of business on the next business day at such place.

30.3 The addressees for such communication are as follows:

a) In the case of the President of the Islamic Republic of Pakistan to:

The Secretary Ministry of Petroleum and Natural Resources,
3rd Floor, Secretariat Block `A' Islamabad (Pakistan).

Telephone	:	92-51-9211220
Telex	:	5862 PETNR PK
Fax	:	9201770

b) In the case of Government Holdings (Private) Limited to:

Chief Executive Officer/Chairman,
Ministry of Petroleum and Natural Resources,
3rd Floor, Block `A', Pak Secretariat, Islamabad (Pakistan).

Attention	:	Chief Executive Officer/Chairman,
Telephone	:	92-51-9211220
Telex	:	5862 PETNR PK
Fax	:	9201770

ANNEX I

MAP OF THE AREA AND GEOGRAPHICAL DESCRIPTION


68°22′ 68°27′ 68°32′ 68°37′ 68°42′
28°23′
28°18′
28°13′
28°08′
28°03′
27°58′
27°53′
27°48′
A
B
E
F
YASIN BLOCK
2768-7
D
C

YASIN BLOCK 2768-7 (1214.65 Sq.Km.)		
A	28° 21' 00.00"	68° 29' 00.00"
B	28° 21' 00.00"	68° 40' 00.00"
C	27° 50' 00.00"	68° 40' 00.00"
D	27° 50' 00.00"	68° 25' 00.00"
E	28° 05' 00.00"	68° 25' 00.00"
F	28° 05' 00.00"	68° 29' 00.00"

AREA = 1214.65 Sq Km

COMAPNY HYCARBEX INC.

ZONE III